Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Form S-3 Registration Statement dated March 4, 2021 of Wells Fargo & Company of our reports dated February 23, 2021, with respect to the consolidated balance sheets of Wells Fargo & Company and Subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 1 to the consolidated financial statements, Wells Fargo & Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (CECL).

/s/ KPMG LLP

San Francisco, California

March 4, 2021